Exhibit 99.1

Contact: Casey Stegman
Investor Relations
214-987-4121

Forbes Energy Services Reports 2016 First Quarter Financial Results

ALICE, Texas (May 16, 2016) -- Forbes Energy Services Ltd. (NASDAQ: FES) today announced financial and operating results for the three months ended March 31, 2016.

Selected financial information for the quarter ended March 31, 2016:

•	Consolidated revenues were $31.9 million for the first quarter of 2016, compared to $41.4 million for the fourth quarter of 2015.

•
Gross margin decreased to $2.1 million in the first quarter of 2016, compared to $2.3 million in the fourth quarter of 2015. Gross margin percentage increased to 6.4% of revenues in the first quarter of 2016, compared to 5.5% of revenues in the fourth quarter of 2015.

•
GAAP net loss attributable to common shares was $24.7 million, or $1.11 per diluted share, for the first quarter of 2016, compared to $19.6 million, or $0.88 per diluted share, for the fourth quarter of 2015.

•	Adjusted EBITDA totaled $(3.9) million in the first quarter of 2016, as compared to $(4.2) million in the fourth quarter of 2015.

* Adjusted EBITDA, a non-GAAP financial measure, is defined by the Company as income (loss) from continuing operations before interest, taxes, depreciation, amortization, and non-cash share-based compensation. For a reconciliation of such measure to net income (loss), please see the disclosures at the end of this release and on the Company’s website.

Overview

"This year’s first quarter results are indicative of our industry’s large-scale depressed operating environment,” stated John Crisp, president and CEO of Forbes Energy Services. “Reductions in capital budgets by our customers for 2016 have caused drilling- and production-related activity to substantially decline across most U.S. oil and gas regions. As a result, lower demand for completions and production services has produced an environment among our competitors of buying market share by unjustifiable pricing. While the pricing pressure may ease up after finding a bottom, the overall market disposition is expected to continue deteriorating over the next few quarters considering our customers have no major plans to resume activity in the near term.
“Our efforts have focused on preserving cash and balancing our operating costs with market demand by cutting spending, suspending operating yards and managing labor costs. Our success with these efforts and greater efficiencies in work flow are evident this quarter in the slight increase in gross margin as a percentage of revenue in both segments. Moving forward, we expect a fragmented and declining market to continue through the year, and consequently, will continue to operate as lean as possible, eliminating nonessential costs and resources.”

Results of Operations

Revenues for the Company declined 22.9% from $41.4 million in the fourth quarter of 2015 to $31.9 million in the current reporting quarter as a result of the continued decline in energy exploration and production activity.

On a year over year basis, the weekly average U.S. land rig count fell approximately 55.7% from 1,048 at the end of the first quarter of 2015 to 464 at the end of the first quarter of 2016. The Company's primary state in which it operates – Texas – dropped 55.1% over the same period, from 461 at the end of the first quarter of 2015 to 207 at the end of the first quarter of 2016. As a result, utilization and pricing pressures continued in the first quarter of 2016 reflective of the lower drilling and production related activity.

Gross margin decreased to $2.1 million, or 6.4% of revenues, in the first quarter of 2016 compared to $2.3 million, or 5.5% of revenues, in the fourth quarter of 2015. Gross margin decreased in line with the decrease in revenues, while the gross margin percentage increased slightly, reflective of continued cost-reduction efforts.

Well Servicing and Fluid Logistics hours decreased by 26.6% and 34.3%, respectively, from the fourth quarter of 2015 to the first quarter of 2016. This decreased utilization and continued pricing pressures resulted in lower revenues for the current quarter.

Management continues to analyze and reduce labor and non-core expenses. The Company has also closed and consolidated less strategic operating locations. The Company intends to continue its efforts to reduce costs, streamline administrative and operations functions and align the asset base with market demand.

Consolidated direct operating expenses for the three months ended March 31, 2016 were $29.9 million, compared to $39.1 million in the prior quarter.

Uses of capital have been limited to funding critical operations and the absorption of previously leased equipment.

Well Servicing Segment

The Well Servicing segment comprised 58.6% of consolidated revenues for the three months ended March 31, 2016. Segment revenues decreased by $6.6 million, or 26.1%, to $18.7 million, compared to $25.3 million in the fourth quarter of 2015. Pricing and utilization continued to decrease through the quarter ended March 31, 2016 as a result of declining rig counts and subsequent pricing pressure.

Well Servicing gross margin increased to $2.0 million in the first quarter of 2016 from $1.6 million in the fourth quarter of 2015. As a percentage of revenues, gross margin increased to 10.6% in the first quarter of 2016 compared to 6.4% in the fourth quarter. This increase was primarily driven by continued cost reduction efforts and the mix of work performed by this segment.

The Company recorded 37,703 well service hours in the first quarter of 2016 compared to 51,353 hours in the fourth quarter of 2015. Capital expenditures in the Well Servicing segment for the quarter ended March 31, 2016 were $193 thousand and consisted of purchases of previously leased vehicles.

As of March 31, 2016, the Company had a fleet of 173 well service rigs, six coiled tubing spreads and related equipment.

Fluid Logistics Segment

The Fluid Logistics segment comprised 41.4% of consolidated revenues for the three months ended March 31, 2016. Segment revenues decreased by $2.9 million, or 18.0%, to $13.2 million compared to $16.1 million in the fourth quarter of 2015. This decrease in revenues, and consequently gross margin, was driven by slower market activity, and heightened competitive pressures that continue to force rates lower.

Fluid Logistics gross margin decreased to $57 thousand in the first quarter of 2016 from $672 thousand in the fourth quarter of 2015. As a percentage of revenues, gross margin decreased to 0.4% in the first quarter of 2016 compared to 4.2% in the fourth quarter. This decrease in margin was primarily driven by lower utilization and pricing, as well as revenues decreasing more quickly than less-variable costs.

The Company recorded 97,195 truck hours during the first quarter of 2016 compared to 147,945 hours in the fourth quarter of 2015. The Company’s heavy truck fleet totaled 561 at March 31, 2016, which included 452 vacuum trucks. Capital expenditures for the Fluid Logistics segment were approximately $1.4 million for the quarter ended March 31, 2016 and consisted primarily of purchases of previously leased vacuum trucks and vehicles.

Liquidity and Capital Resources

As of March 31, 2016, the Company had $77.8 million in cash and cash equivalents and $301.9 million in contractual debt and capital leases. The $301.9 million in contractual debt was comprised of $276.9 million in senior notes ($280 million face amount), net of deferred financing costs), $10.0 million in capital leases on equipment and insurance notes, and $15.0 million drawn on its revolving credit facility. Of the total debt, $279.1 million was long-term debt and $22.8 million was current debt. In addition, the Company had $10 thousand of non-interest bearing short-term equipment vendor financings for well servicing rigs and other equipment included in accounts payable. The $10.0 million in equipment and insurance notes consisted of $6.1 million in equipment notes and $3.9 million in insurance notes related to the Company’s general liability, workers compensation, and other insurances.

As of May 11, 2016, the Company had $73.8 million in unrestricted cash. In addition to the $15.0 million drawn on its secured credit facility, the Company has letters of credit outstanding in the amount of $10.7 million primarily related to insurance policies.

Borrowing availability under the credit facility as of March 31, 2016, was $49.3 million.  During the first quarter of 2016, the secured credit facility lender re-evaluated the assets that provide collateral for the credit facility.  Based on the revised evaluation and in conjunction with monthly collateral base calculations required under the loan agreement, we estimate that the revolver availability will be reduced by approximately $4.5 million, from $75.0 million, as of March 31, 2016, to approximately $70.5 million by year-end.  The lender will likely re-evaluate asset values at year end 2016, at which time there will likely be an additional adjustment that could further reduce the availability under the facility.

Net cash provided by operating activities totaled $7.5 million for the three months ended March 31, 2016 compared to net cash used of $9.6 million in the previous quarter. The change in cash flows from operating activities was primarily due to a reduction in accounts receivable and an increase in accrued expenses.

Cash used in investing activities was $3.0 million for the three months ended March 31, 2016 compared to seven thousand dollars in the previous quarter. As noted above, capital expenditures during the three months ended March 31, 2016 amounted to $1.6 million, which was comprised of expenditures in the Company’s Fluid Logistics segment of approximately $1.4 million and $193 thousand for the Well Servicing segment.
Cash used in financing activities for the three months ended March 31, 2016 and for the previous quarter was $1.3 million and $1.3 million, respectively, consisting primarily of payments on equipment notes.

The Company projects that cash flows from operations and its existing working capital will be adequate to meet its working capital requirements over the next 12 months.

Conference Call

The Company will host a conference call to discuss its first quarter results at 9:30 a.m. Eastern Time (8:30 a.m. Central) Monday, May 16, 2016. To access the call, please dial 877-303-1298 and provide the Conference ID: 11166509. The conference call will also be broadcasted live via the Internet and will be accessible through the "Investor Relations" page of the Company's Website, www.forbesenergyservices.com.

At the conclusion of the call, a replay will be available until May 30, 2016. To access the replay of the call, dial (855) 859-2056 and provide the same Conference ID. A webcast archive will be available at www.forbesenergyservices.com shortly after the call and will be accessible for approximately 14 days.

About Forbes Energy Services

Forbes Energy Services Ltd. is an independent oilfield services contractor that provides a broad range of drilling-related and production-related services to oil and natural gas companies, primarily onshore in Texas and Pennsylvania. More information on the Company can be found by visiting www.forbesenergyservices.com.

Forward-Looking Statements and Regulation G Reconciliation

This press release includes certain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements can generally be identified by the appearance in such a statement of words like “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project” or “should” or other comparable words or the negative of these words. When you consider our forward-looking statements, you should keep in mind the risk factors we describe and other cautionary statements we make in our Annual Report on Form 10-K for the year ended December 31, 2015. Our forward-looking statements are only predictions based on expectations that we believe are reasonable. Our actual results could differ materially from those anticipated in, or implied by, these forward-looking statements as a result of known risks and uncertainties set forth below and in such Annual Report on Form 10-K. These factors include or relate to the following: oil and natural gas commodity prices; market response to global demands to curtail use of oil and natural gas; spending by the oil and natural gas industry; supply and demand for oilfield services and industry activity levels; our ability to maintain stable pricing; our level of indebtedness; possible impairment of our long-lived assets; our ability to maintain stable pricing; the impact of excess capacity for current industry conditions; competition; substantial capital requirements; significant operating and financial restrictions under our indenture and revolving credit facility; technological obsolescence of operating equipment; dependence on certain key employees; concentration of customers; substantial additional costs of compliance with reporting obligations, the Sarbanes-Oxley Act and indenture covenants; seasonality of oilfield services activity; collection of accounts receivable; environmental and other governmental regulation, including potential climate change legislation; the potential disruption of business activities caused by the physical effects, if any, of climate change; risks inherent in our operations; ability to fully integrate future acquisitions; variation from projected operating and financial data; variation from budgeted and projected capital expenditures by our customers; volatility of global financial markets; and the other factors discussed under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. To the extent these risks, uncertainties and assumptions give rise to events that vary from our expectations, the forward-looking events discussed in this press release may not occur. All forward-looking statements attributable to us are qualified in their entirety by this cautionary statement.

The Company’s financial statements and management’s discussion and analysis of financial condition and results of operations will be found in the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2016, which will be submitted for filing on or about May 16, 2016, with the Securities and Exchange Commission and posted on the Company’s Website and in our Annual Report on Form 10-K for the year ended December 31, 2015.

This press release also contains references to the non-GAAP financial measure of Adjusted EBITDA. For a reconciliation of such measure to net income (loss), please see the table at the end of this release. Management’s opinion regarding the usefulness of Adjusted EBITDA to investors and a description of the ways in which management uses such measure can be found on the “Investor Relations” page of the Company’s Website.

Forbes Energy Services Ltd.
Selected Statement of Operations Data
(Unaudited)

	Three Months Ended March 31,
	2016	2015

Revenues
Well servicing	$18,713	$51,186
Fluid logistics	13,218	33,147
Total revenues	31,931	84,333

Expenses
Well servicing	16,720	36,374
Fluid logistics	13,161	24,160
General and administrative	6,056	9,280
Depreciation and amortization	13,489	14,163
Total expenses	49,426	83,977
Operating income (loss)	(17,495)	356

Other income (expense)
Interest expense, net	(6,924)	(6,865)
Loss from continuing operations before taxes	(24,419)	(6,509)
Income tax expense (benefit)	49	(2,075)
Net loss	(24,468)	(4,434)
Preferred shares dividends	(194)	(194)
Net loss attributable to common shareholders	(24,662)	(4,628)

Loss per share of common stock
Basic and diluted	$(1.11)	$(0.21)
Weighted average number of shares outstanding
Basic and diluted	22,210	21,927

Forbes Energy Services Ltd.
Selected Balance Sheet Data
(Unaudited)

	March 31,	December 31,
	2016	2015
Cash	$77,763	$74,611
Accounts receivable, net	18,613	26,486
Property and equipment, net	265,209	277,029
Working capital	52,773	65,365
Total assets	388,182	409,154
Total debt	301,921	305,041
Shareholders' equity	42,717	67,379

Forbes Energy Services Ltd.
Selected Operating Data

	Three Months Ended March 31,
	2016	2015
Rig hours	37,703	88,985

Truck hours	97,195	238,947

Forbes Energy Services Ltd.
Reconciliation of Net Loss from Continuing Operations to Adjusted EBITDA
(Unaudited)

	Three Months Ended March 31,
	2016	2015
Net loss	$(24,468)	$(4,434)
Depreciation and amortization	13,489	14,163
Interest expense, net	6,924	6,865
Income tax expense (benefit)	49	(2,075)
Non-cash share-based compensation	70	119
Adjusted EBITDA	(3,936)	14,638